UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______ )

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TANGER FACTORY OUTLET CENTERS, INC.

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Commencing on or about May 14, 2018, Tanger Factory Outlet Centers, Inc. provided the following information to certain shareholders:

25 YEARS on the New York Stock Exchange
—1993-2018—

kate spade
carter's

BANANA REPUBLIC
COACH
HELZBERG
DIAMONDS OUTLET

Tanger® Outlets

Best Brands, Best Price and Best Experience.™

EXECUTIVE COMPENSATION OVERVIEW

May 2018

2017 PERFORMANCE

•	Strong Financial Performance: Adjusted Funds From Operations (“AFFO”)(1) increased 4% per share to $2.46 for 2017 compared to 2016.

•	Organic Growth: Same Center Net Operating Income (“Same Center NOI”)(1) increased for the 14th consecutive year.

•	High Occupancy: 37th consecutive year with year-end occupancy of 95% or greater. Consolidated 2017 portfolio occupancy was 97.3% compared to 97.7% on December 31, 2016.

•	Dividend Growth(2): 24 years of consecutive annual dividend increases at a compounded annual growth rate of approximately 5%.

•	Total Shareholder Return: Cumulative total shareholder return since IPO over 1,800%.

1 See Appendix A for a discussion of non-GAAP measures
2 2015 excludes the special dividend of $0.21 per share paid on January 15, 2016 to holders of record on December 31, 2015

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EXECUTIVE COMPENSATION HAS DECLINED OVER THE PAST THREE YEARS

•	The Summary Compensation Table reflects three years of decreased CEO compensation.

•	The Compensation Committee has not approved salary or incentive changes for CEO in 2018.

* Represents the Summary Compensation Table which can be found on page 41 of the Company’s proxy statement. Please see page 41 of the proxy statement for footnotes and other information.

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A BALANCED PLAN DESIGN WITH RIGOROUS HURDLES

•	CEO pay has been reduced the most recent 3 years as shown in the Summary Compensation Table on page 41 of the proxy statement

•	CEO realized pay has averaged approximately two-thirds (67%) of reported pay for the most recently completed performance cycles as illustrated on page 24 of the proxy statement

•	Annual cash bonus framework is 100% formulaic – despite strong operational performance, CEO’s cash bonus for 2017 was the lowest it’s been in the past three years

•	Rigorous long-term performance plan

–	Target is above median performance and have stretch absolute returns

–	100% of performance shares are tied to total shareholder return metrics

•	In light of TSR performance, only 1 performance program since 2013 has funded (with only a partial payout)

–	All other performance programs, including the most recent 2015-2017 plan, have either been entirely forfeited or are tracking to be forfeited based on performance to date

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CEO COMPENSATION WELL ALIGNED TO PERFORMANCE

•	Program is designed so that the CEO only realizes full grant date value of awards if targets are achieved.

•	CEO’s actual compensation directly aligns with shareholder interests.

•	Based on performance, approximately only two-thirds of awarded grants has been earned, or is projected to be earned from 2014 to 2016.

•
The table above illustrates the total compensation of CEO over the past three years and compares the amount awarded (i.e., grant date fair value or GDFV) each year with the total pay realized, or projected to be realizable based on performance through December 31, 2017.

•
The Company considers the grants of equity awards in any given year to be based on actual performance for the previous year. Accordingly, and for purposes of the illustration above, the years 2014, 2015 and 2016 include grants made in 2015, 2016 and 2017, respectively.

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STRONG LINK BETWEEN PERFORMANCE AND COMPENSATION

2017 CEO Compensation Highlights

2017 and 2018 Base Salary is unchanged at $850,000 — 0%

2017 and 2018 Grant Date Fair Value of Time-Based Restricted Stock Awards is unchanged at $2,486,944 — 0%

2017 and 2018 OPP Target Grant Value of Shares is unchanged at $2,081,640 — 0%

Additional three-year holding period post-vesting on CEO time-based restricted share awards

2017 Cash Bonus Payout declined from 2016 payout — 23%

Decrease in Value of Time-Based Restricted Stock Granted in February 2015 (as of December 31, 2017) — 19%

Maximum Potential Value of OPP Decreased Between 2017 OPP and 2018 OPP — 24%

Value of 2015 OPP Realized in 2017 decreased (was unearned) from 2015 Grant Value — 100%

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THE COMPANY'S PAY AND WEIGHTED PERFORMANCE ARE ALIGNED ON AN ABSOLUTE AND RELATIVE BASIS

•
Absolute Pay and TSR Alignment: One of the proxy advisory firms scored our Company as a “1” on this assessment, which effectively measures the change in our CEO’s pay against the change in our share price over a five-year timeframe. The scoring scale is -100 to +100, with a “0” implying a perfect correlation.

•
Relative Pay vs. Financial Metrics: The same advisory firm ranked us in the top quartile relative to peers based on weighted financial metrics. Based on their analysis, our pay was also in the top quartile, indicating relative alignment.

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SHAREHOLDER ENGAGEMENT AND OUR RESPONSIVENESS

We have made a number of changes to the design of our compensation program, in part based on the results of advisory votes on the Company's NEO compensation and discussions held over the past several years with the investment community. Please see page 26 of our proxy for a more comprehensive list.

•	Modified annual OPP to reflect a 67/33 (from 50/50) split between relative and absolute TSR hurdles to further emphasize relative performance versus absolute performance

•
Relative TSR component of the 2018 OPP was shifted from the use of a broader REIT index (SNL U.S. Equity Index) to that of an industry-specific index (FTSE NAREIT Retail Index), which is expected to more closely correlate with the performance of the retail REIT industry

•	Continued to impose a mandatory three-year holding period after vesting for time-based equity grants made to the CEO, consistent with all awards subsequent to 2013

•	Decreased the number of metrics used in the annual cash incentive plan from 8 financial performance objectives to 3 objectives

•	Modified CEO employment agreement to require a double-trigger for accelerated vesting of time-based restricted shares in connection with a change in control

•	Adopted a robust anti-pledging policy

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APPENDIX A (page 1 of 7)

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

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APPENDIX A (page 2 of 7)

Adjusted Funds From Operations (“AFFO")
We present AFFO, as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

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APPENDIX A (page 3 of 7)

Below is a reconciliation of net income available to common shareholders to FFO available to common shareholders (in thousands, except per share information):	YEAR ENDED DECEMBER 31,
	2017	2016	2015
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$66,793	$191,818	$208,792
Noncontrolling interests in Operating Partnership	3,609	10,287	11,331
Noncontrolling interests in other consolidated partnerships	265	298	(363)
Allocation of earnings to participating securities	1,209	1,926	2,408
NET INCOME	$71,876	$204,329	$222,168
Adjusted for:
Depreciation and amortization of real estate assets – consolidated	125,621	113,645	102,515
Depreciation and amortization of real estate assets – unconsolidated joint ventures	13,857	18,910	20,053
Impairment charges – unconsolidated joint ventures	9,021	2,919	—
Gain on sale of assets	(6,943)	(4,887)	(120,447)
Gain on previously held interest in acquired joint venture	—	(95,516)	—
FFO	$213,432	$239,400	$224,289
FFO attributable to noncontrolling interests in other consolidated partnerships	(265)	(348)	268
Allocation of earnings to participating securities	(1,943)	(2,192)	(2,408)
FFO AVAILABLE TO COMMON SHAREHOLDERS (1)	$211,224	$236,860	$222,149

FFO AVAILABLE TO COMMON SHAREHOLDERS PER SHARE – DILUTED (1)	$2.12	$2.36	$2.23
Diluted weighted average common shares (for earnings per share computations)	94,522	95,345	94,759
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	99,549	100,398	99,838

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APPENDIX A (page 4 of 7)

Below is a reconciliation of FFO available to common shareholders to AFFO available to common shareholders (in thousands, except per share information):	YEAR ENDED DECEMBER 31,
	2017	2016	2015
FFO AVAILABLE TO COMMON SHAREHOLDERS (1)	$211,224	$236,860	$222,149
As further adjusted for:
Compensation related to director and executive officer terminations (2)	—	1,180	(731)
Acquisition costs	—	487	—
Abandoned pre-development costs	528	—	—
Recoveries from litigation settlement	(1,844)	—	—
Demolition costs	—	441	—
Gain on sale of outparcel	—	(1,418)	—
Make-whole premium due to early extinguishment of debt (3)	34,143	—	—
Write-off of debt discount and debt origination costs due to repayment of debt prior to maturity (3)	1,483	882	—
Impact of above adjustments to the allocation of earnings to participating securities	(238)	(15)	8
AFFO AVAILABLE TO COMMON SHAREHOLDERS (1)	$245,296	$238,417	$221,426
AFFO AVAILABLE TO COMMON SHAREHOLDERS PER SHARE – DILUTED (1)	$2.46	$2.37	$2.22

Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	99,549	100,398	99,838

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APPENDIX A (page 5 of 7)

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income ("Portfolio NOI") and Same Center Net Operating Income (“Same Center NOI”) as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired, or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation to or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

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APPENDIX A (page 6 of 7)

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio (in thousands):	YEAR ENDED DECEMBER 31,
	2017	2016
NET INCOME	$71,876	$204,329
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(1,937)	(10,872)
Interest expense	64,825	60,669
Gain on sale of assets	(6,943)	(6,305)
Gain on previously held interest in acquired joint venture	—	(95,516)
Loss on early extinguishment of debt	35,626	—
Other non-operating income	(2,724)	(1,028)
Depreciation and amortization	127,744	115,357
Other non-property expenses	1,232	382
Abandoned pre-development costs	528	—
Acquisition costs	—	487
Demolition Costs	—	441
Corporate general and administrative expenses	43,767	46,138
Non-cash adjustments (4)	(2,721)	(3,613)
Termination rents	(3,633)	(3,599)
PORTFOLIO NOI	327,640	306,870
Non-same center NOI (5)	(42,450)	(23,072)
SAME CENTER NOI	285,190	283,798

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APPENDIX A (page 7 of 7)

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

(2)
Represents cash severance and accelerated vesting of restricted shares associated with the departure of an executive officer in August 2016 and the accelerated vesting of restricted shares due to the death of a director in February 2016.

(3)
Charges in 2017 relate to the early redemption of our $300.0 million 6.125% senior notes due 2020. Charges in 2016 relate to the early repayment of the $150.0 million mortgage secured by the Deer Park property, which was scheduled to mature August 30, 2018.

(4)	Non-cash items include straight-line rent, above and below market rent amortization and gains or losses on outparcel sales.

(5)	Consolidated centers excluded from Same Center NOI:

OUTLET CENTERS OPENED:		OUTLET CENTERS SOLD:		OUTLET CENTERS ACQUIRED:		OUTLET CENTER EXPANSIONS:
Daytona Beach	November 2016	Fort Myers	January 2016	Glendale (Westgate)	June 2016	Lancaster	September 2017
Fort Worth	October 2017	Westbrook	May 2017	Savannah	August 2016

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